Exhibit 3.8

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:25 PM 04/17/2014
FILED 02:19 PM 04/17/2014
SRV 140485669 - 5509008 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

SIMPLER CONSULTING, L.P.

WITH AND INTO

SAMURAI LP BUYER LLC

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company does hereby certify as follows:

1.              The name of the limited liability company is Samurai LP Buyer LLC, a Delaware limited liability company (“Samurai LP Buyer”).

2.              The name of the limited partnership being merged with and into Samurai LP Buyer (the “Merger”) is Simpler Consulting, L.P., a Pennsylvania limited partnership (the “Merging Company”).

3.              The Agreement of Merger (the “Merger Agreement”) has been approved and executed by each of Samurai LP Buyer and the Merging Company.

4.              The name of the surviving company is Samurai LP Buyer LLC (the “Surviving Company”).

5.              The name of the Surviving Company is being amended to Simpler Consulting, LLC.

6.              The executed Merger Agreement is on file at the office of the Surviving Company, the address of which is c/o Truven Health Analytics Inc., 1 North Dearborn, Chicago, Illinois 60602.

7.              A copy of the Merger Agreement will be furnished by the Surviving Company on request, without cost, to any member of the Surviving Company or any person holding an interest in any other business entity which is to merge or consolidate.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Company has caused this certificate to be signed by an authorized person, the 17th day of April, 2014.

SAMURAI LP BUYER LLC

By:	Truven Health Analytics Inc., its Member

By:	/s/ Philip Buckingham
Name:	Philip Buckingham
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Merger of LP Buyer]